Exhibit 99

Forward-Looking Statements

The following factors, among others, could cause actual results to differ materially from those contained in forward-looking statements made in this report or presented elsewhere by management.

Dependence on others: Our present growth strategy for development of additional facilities entails entering into and maintaining various arrangements with present and future property owners, including Host Marriott Corporation and New World Development Company Limited. We cannot assure you that any of our current strategic arrangements will continue, or that we will be able to enter into future collaborations.

Contract terms for new facilities: The terms of the operating contracts, franchise agreements and leases for each of our lodging facilities are influenced by contract terms offered by our competitors at the time such agreements are entered into. Accordingly, we cannot assure you that contracts entered into or renewed in the future will be on terms that are as favorable to us as those under existing agreements.

Competition: The profitability of hotels, vacation timeshare resorts, and corporate apartments, we operate is subject to general economic conditions, competition, the desirability of particular locations, the relationship between supply of and demand for hotel rooms, vacation timeshare resorts, corporate apartments, and other factors. We generally operate in markets that contain numerous competitors and our continued success will depend, in large part, upon our ability to compete in such areas as access, location, quality of accommodations, amenities, specialized services, cost containment and, to a lesser extent, the quality and scope of food and beverage services and facilities.

Supply and demand: The lodging industry may be adversely affected by (1) supply additions, (2) international, national and regional economic conditions, including the present economic downturn in the United States, (3) changes in travel patterns, (4) taxes and government regulations which influence or determine wages, prices, interest rates, construction procedures and costs, and (5) the availability of capital to allow us and potential hotel owners to fund investments. Our timeshare business is also subject to the same or similar uncertainties and, accordingly, we cannot assure you that the present downturn in demand for hotel rooms in the United States will not continue, become more severe, or spread to other regions; that the present level of demand for timeshare intervals will continue, or that there will not be an increase in the supply of competitive units, which could reduce the prices at which we are able to sell or rent units. Weaker hotel performance could give rise to losses under loans, guarantees and minority equity investments that we have made in connection with hotels that we manage.

Internet reservation channels: Some of our hotel rooms are booked through internet travel intermediaries such as Travelocity, Expedia and Priceline. As this percentage increases, these intermediaries may be able to obtain higher commissions, reduced room rates or other significant contract concessions from us. Moreover, some of these internet travel intermediaries are attempting to commoditize hotel rooms, by increasing the importance of price and general indicators of quality (such as “three-star downtown hotel”) at the expense of brand identification. These agencies hope that consumers will eventually develop brand loyalties to their reservations system rather than to our lodging brands. Although most of our business is expected to be derived from traditional channels, if the amount of sales made through internet intermediaries increases significantly, our business and profitability may be significantly harmed.

Exhibit 99

The lodging industry’s uncertain recovery in the aftermath of the September 11, 2001 terrorist attacks and the military action in Iraq, will continue to impact our financial results and growth: Both the Company and the lodging industry have been hurt by the 2001 terrorist attacks on New York and Washington and their aftermath. Business and leisure travel, which was already suffering from a global economic downturn, decreased further after the attacks and has remained depressed as some potential travelers reduced or avoided discretionary travel in light of increased delays and safety concerns and as a result of further economic declines stemming from an erosion in consumer confidence. Weaker hotel performance has reduced management and franchise fees and given rise to fundings or losses under loans, guarantees and minority investments that we have made in connection with hotels that we manage, which has, in turn, had a material adverse impact on our financial performance. Owners of the hotels that we manage or franchise may also experience financial difficulty or face bankruptcy which could have a negative impact on their ability to maintain the hotel or pay fees to us. Declines in leisure travel and consumer confidence have also hurt our timeshare sales. Reduced and delayed development of new hotel properties due to adverse economic conditions in turn slows the growth in our management and franchise fees. Although both the lodging and travel industries had begun to recover by the spring of 2002, recent economic softness, concerns over the aftermath of the war in Iraq and potential military action in other countries and the possible failures of airlines presently in or facing bankruptcy and the likelihood of further airline service cutbacks has left it unclear whether, at what pace, and to what extent, that recovery will continue. Accordingly, adverse impacts on our business could continue or worsen for an unknown period of time.

Exit from the Senior Living Services Business: Our agreement to sell the Senior Living Services business provides for purchase price adjustments and indemnification of Sunrise based on pre-closing events and liabilities resulting from the consummation of the transaction. As the amount of such purchase price adjustments and indemnification obligations depends, in large part, on actions of third parties that are outside of our control, it is difficult to predict the ultimate impact of those adjustments and indemnities.

Synthetic Fuel: The Internal Revenue Service might reject any of our synthetic fuel tax credits on audit or may not issue a new private letter ruling enabling our purchaser to exercise its one-time option to return its ownership interests in the synthetic fuel operations to us. Our synthetic fuel operations could be interrupted due to problems at any of our operations, the power plants that buy synthetic fuel from us or the coal mines where we buy coal. Such interruptions could be caused by accidents, union activity, severe weather or other similar unpredictable events. Moreover, the performance of our Synthetic Fuel business is dependent on our ability to utilize the tax credits, which in turn is dependent on our financial performance.

Changes in privacy law could adversely affect our ability to effectively market our products: Our Timeshare business, and to a lesser extent our Lodging businesses, rely on a variety of direct marketing techniques, including telemarketing and mass mailings. We have already responded to some recent initiatives, such as the National Do Not Call Registry operated by the Federal Trade Commission which, although subject to outstanding legal challenges, became at least partially effective on October 1, 2003. These initiatives have created some concern regarding the effectiveness of telemarketing and mass mailing techniques going forward. Such initiatives as well as any related changes in law could force further changes in our marketing strategy. If this occurs, we may not be able to develop adequate alternative marketing strategies. We also obtain lists of potential customers from travel service providers with whom we have substantial relationships and market to some individuals on these lists directly. If the acquisition of these lists were outlawed or otherwise restricted, either domestically, abroad or both, our ability to develop new customers and introduce them to our products could be materially and adversely affected.

Exhibit 99

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